Exhibit 99.1

Paramount Announces Second Quarter 2018 Results

– Leases over 597,000 square feet through June –

– Raises Core FFO Guidance for Full Year 2018 –

NEW YORK – August 1, 2018 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) reported its financial results today for the second quarter ended June 30, 2018.

Second Quarter Highlights:

•	Reported a net loss attributable to common stockholders of $34.8 million, or $0.14 per diluted share, for the quarter ended June 30, 2018, compared to net income attributable to common stockholders of $103.0 million, or $0.44 per diluted share, for the quarter ended June 30, 2017.

•	Reported Core Funds from Operations (“Core FFO”) attributable to common stockholders of $57.9 million, or $0.24 per diluted share, for the quarter ended June 30, 2018, compared to $54.6 million, or $0.23 per diluted share, for the quarter ended June 30, 2017.

•	Updated its full year 2018 Earnings Guidance as follows:

•	Estimated net loss attributable to common stockholders is expected to be between $0.14 and $0.10 per diluted share, compared to its prior estimate of net income attributable to common stockholders of $0.02 to $0.06 per diluted share.

•	Estimated Core FFO attributable to common stockholders is expected to be between $0.93 and $0.97 per diluted share, compared to its prior estimate of $0.92 to $0.96 per diluted share.

•	Reported a 5.9% increase in Same Store Cash Net Operating Income (“NOI”) and a 6.1% increase in Same Store NOI in the quarter ended June 30, 2018, compared to the same period in the prior year.

•	Leased 312,522 square feet, of which the Company’s share was 278,845 square feet that was leased at a weighted average initial rent of $76.78 per square foot. Of the square footage leased, 87,646 square feet represented second generation space, for which the Company achieved a positive mark-to-market of 19.8% on a cash basis and 8.7% on a GAAP basis.

•	Increased leased occupancy and same store leased occupancy by 240 basis points to 96.4% at June 30, 2018 from 94.0% at March 31, 2018.

•	Declared a second quarter cash dividend of $0.10 per common share on June 15, 2018, which was paid on July 13, 2018.

Financial Results

Quarter Ended June 30, 2018

Net loss attributable to common stockholders was $34.8 million, or $0.14 per diluted share, for the quarter ended June 30, 2018, compared to net income attributable to common stockholders of $103.0 million, or $0.44 per diluted share, for the quarter ended June 30, 2017.

Funds from Operations (“FFO”) attributable to common stockholders was $58.9 million, or $0.25 per diluted share, for the quarter ended June 30, 2018, compared to $62.3 million, or $0.27 per diluted share, for the quarter ended June 30, 2017. FFO attributable to common stockholders for the quarters ended June 30, 2018 and 2017 includes the impact of non-core items, which are listed in the table on page 9. The aggregate of these items, net of amounts attributable to noncontrolling interests, increased FFO attributable to common stockholders for the quarter ended June 30, 2018 and 2017 by $1.0 million and $7.7 million, or $0.01 and $0.04 per diluted share, respectively.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 9, was $57.9 million, or $0.24 per diluted share, for the quarter ended June 30, 2018, compared to $54.6 million, or $0.23 per diluted share, for the quarter ended June 30, 2017.

Six Months Ended June 30, 2018

Net loss attributable to common stockholders was $33.7 million, or $0.14 per diluted share, for the six months ended June 30, 2018, compared to net income attributable to common stockholders of $103.4 million, or $0.44 per diluted share, for the six months ended June 30, 2017.

FFO attributable to common stockholders was $112.6 million, or $0.47 per diluted share, for the six months ended June 30, 2018, compared to $113.9 million, or $0.49 per diluted share, for the six months ended June 30, 2017. FFO attributable to common stockholders for the six months ended June 30, 2018 and 2017 includes the impact of non-core items, which are listed in the table on page 9. The aggregate of these items, net of amounts attributable to noncontrolling interests, decreased FFO attributable to common stockholders for the six months ended June 30, 2018 by $0.3 million, or $0.00 per diluted share, and increased FFO attributable to common stockholders for the six months ended June 30, 2017 by $7.8 million, or $0.04 per diluted share.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 9, was $112.9 million, or $0.47 per diluted share, for the six months ended June 30, 2018, compared to $106.1 million, or $0.45 per diluted share, for the six months ended June 30, 2017.

Portfolio Operations

Quarter Ended June 30, 2018

Same Store Cash NOI increased by $4.8 million, or 5.9%, to $86.8 million for the quarter ended June 30, 2018 from $82.0 million for the quarter ended June 30, 2017. Same Store NOI increased by $6.0 million, or 6.1%, to $104.0 million for the quarter ended June 30, 2018 from $98.0 million for the quarter ended June 30, 2017.

During the quarter ended June 30, 2018, the Company leased 312,522 square feet, of which the Company’s share was 278,845 square feet that was leased at a weighted average initial rent of $76.78 per square foot. This leasing activity, partially offset by lease expirations in the quarter, increased leased occupancy and same store leased occupancy (properties owned by the Company in both reporting periods) by 240 basis points to 96.4% at June 30, 2018 from 94.0% at March 31, 2018. Of the 312,522 square feet leased in the second quarter, 87,646 square feet represented second generation space (space that had been vacant for less than twelve months) for which the Company achieved positive mark-to-markets of 19.8% on a cash basis and 8.7% on a GAAP basis. The weighted average lease term for leases signed during the second quarter was 13.7 years and weighted average tenant improvements and leasing commissions on these leases were $10.37 per square foot per annum, or 13.5% of initial rent.

Six Months Ended June 30, 2018

Same Store Cash NOI increased by $15.9 million, or 10.3%, to $170.6 million for the six months ended June 30, 2018 from $154.7 million for the six months ended June 30, 2017. Same Store NOI increased by $12.0 million, or 6.3%, to $202.1 million for the six months ended June 30, 2018 from $190.1 million for the six months ended June 30, 2017.

During the six months ended June 30, 2018, the Company leased 597,689 square feet, of which the Company’s share was 495,693 square feet that was leased at a weighted average initial rent of $80.74 per square foot. This leasing activity, partially offset by lease expirations in the six months, increased leased occupancy and same store leased occupancy (properties owned by the Company in both reporting periods) by 290 basis points to 96.4% at June 30, 2018 from 93.5% at December 31, 2017. Of the 597,689 square feet leased in the six months, 248,861 square feet represents second generation space (space that has been vacant for less than twelve months) for which the Company achieved positive mark-to-markets of 18.4% on a cash basis and 11.7% on a GAAP basis. The weighted average lease term for leases signed during the six months was 11.4 years and weighted average tenant improvements and leasing commissions on these leases were $9.62 per square foot per annum, or 11.9% of initial rent.

Guidance

The Company is updating its Estimated Core FFO Guidance for the full year of 2018, which is reconciled below to estimated net loss attributable to common stockholders per diluted share in accordance with GAAP. The Company estimates that net loss attributable to common stockholders will be between $0.14 and $0.10 per diluted share, compared to its prior estimate of net income attributable to common stockholders of $0.02 to $0.06 per diluted share, resulting primarily from a real estate impairment loss that was recognized in the quarter ended June 30, 2018. The estimated net loss attributable to common stockholders per diluted share is not a projection and is being provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

Based on the Company’s performance for the six months ended June 30, 2018 and its outlook for the remainder of 2018, the Company is raising its Estimated 2018 Core FFO Guidance to be between $0.93 and $0.97 per diluted share, up from its prior range of $0.92 to $0.96 per diluted share. This represents an increase of $0.01 per diluted share at the midpoint of the Company’s guidance resulting primarily from better than expected portfolio performance.

For the Year Ending December 31, 2018:	Low	High
Estimated net loss attributable to common stockholders per diluted share	$(0.14)	$(0.10)
Real estate impairment loss	0.17	0.17
Pro rata share of real estate depreciation and amortization, including the Company’s share of unconsolidated joint ventures	0.90	0.90

Estimated Core FFO per diluted share	$0.93	$0.97

Except as described above, these estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to below. These estimates do not include the impact on operating results from possible future property acquisitions or dispositions, capital markets activity or unrealized gains or losses on real estate fund investments. The estimates set forth above may be subject to fluctuations as a result of several factors, including the straight-lining of rental income and the amortization of above and below-market leases. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, regulatory changes, including changes to tax laws and regulations, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciated real estate assets, impairment losses on depreciable real estate and depreciation and amortization expense from real estate assets, including our share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items that we believe enhance the comparability of our FFO across periods. Core FFO, when applicable, excludes the impact of certain items, including, transaction related costs, realized and unrealized gains or losses on real estate fund investments, unrealized gains or losses on interest rate swaps, severance costs and gains or losses on early extinguishment of debt, in order to reflect the Core FFO of our real estate portfolio and operations. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

NOI is used to measure the operating performance of our properties. NOI consists of property-related revenue (which includes rental income, tenant reimbursement income and certain other income) less operating expenses (which includes building expenses such as cleaning, security, repairs and maintenance, utilities, property administration and real estate taxes). We also present Cash NOI which deducts from NOI, straight-line rent adjustments and the amortization of above and below-market leases, net, including our share of such adjustments of unconsolidated joint ventures. In addition, we present PGRE’s share of NOI and Cash NOI which represents our share of NOI and Cash NOI of consolidated and unconsolidated joint ventures, based on our percentage ownership in the underlying assets. We use NOI and Cash NOI internally as performance measures and believe they provide useful information to investors regarding our financial condition and results of operations because they reflect only those income and expense items that are incurred at property level.

Same Store NOI is used to measure the operating performance of properties that were owned by us in a similar manner during both the current period and prior reporting periods and represents Same Store NOI from consolidated and unconsolidated joint ventures based on our percentage ownership in the underlying assets. Same Store NOI also excludes lease termination income, bad debt expense and certain other items that may vary from period to period. We also present Same Store Cash NOI, which excludes the effect of non-cash items such as the straight-lining of rental revenue and the amortization of above and below-market leases.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Information for the quarter ended June 30, 2018, which is available on our website.

Investor Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, August 2, 2018 at 10:00 a.m. Eastern Time (ET), during which management will discuss the second quarter results and provide commentary on business performance. A question and answer session with analysts and investors will follow the prepared remarks.

The conference call can be accessed by dialing 877-407-0789 (domestic) or 201-689-8562 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on August 2, 2018 through August 9, 2018 and can be accessed by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13681171.

A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.paramount-group.com. A replay of the webcast will be archived on the Company’s website.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, Washington, D.C. and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes Executive Vice President, Chief Financial Officer 212-237-3122 ir@paramount-group.com	Christopher Brandt Vice President, Investor Relations 212-237-3134 ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com

Paramount Group, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	June 30, 2018	December 31, 2017
ASSETS:
Real estate, at cost
Land	$2,186,006	$2,209,506
Buildings and improvements	6,132,725	6,119,969

	8,318,731	8,329,475
Accumulated depreciation and amortization	(566,164)	(487,945)

Real estate, net	7,752,567	7,841,530
Cash and cash equivalents	233,530	219,381
Restricted cash	32,755	31,044
Investments in unconsolidated joint ventures	67,823	44,762
Investments in unconsolidated real estate funds	9,292	7,253
Preferred equity investments, net	35,925	35,817
Marketable securities	25,913	29,039
Accounts and other receivables, net	15,549	17,082
Deferred rent receivable	252,140	220,826
Deferred charges, net	116,147	98,645
Intangible assets, net	316,451	352,206
Other assets	57,821	20,076

Total assets	$8,915,913	$8,917,661

LIABILITIES:
Notes and mortgages payable, net	$3,562,459	$3,541,300
Revolving credit facility	—	—
Due to affiliates	27,299	27,299
Accounts payable and accrued expenses	123,720	117,630
Dividends and distributions payable	26,621	25,211
Intangible liabilities, net	115,559	130,028
Other liabilities	54,507	54,109

Total liabilities	3,910,165	3,895,577

EQUITY:
Paramount Group, Inc. equity	4,113,520	4,176,741
Noncontrolling interests in:
Consolidated joint ventures	403,686	404,997
Consolidated real estate fund	57,816	14,549
Operating Partnership	430,726	425,797

Total equity	5,005,748	5,022,084

Total liabilities and equity	$8,915,913	$8,917,661

Paramount Group, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
REVENUES:
Property rentals	$148,486	$138,232	$294,227	$270,467
Straight-line rent adjustments	16,739	11,974	29,983	32,121
Amortization of above and below-market leases, net	4,304	7,981	8,724	10,989

Rental income	169,529	158,187	332,934	313,577
Tenant reimbursement income	13,164	11,856	27,410	24,708
Fee and other income	8,726	7,661	15,346	20,655

Total revenues	191,419	177,704	375,690	358,940

EXPENSES:
Operating	67,646	63,461	136,624	129,432
Depreciation and amortization	64,775	68,636	129,931	131,628
General and administrative	17,195	16,573	29,826	30,154
Transaction related costs	293	502	413	777
Real estate impairment loss	46,000	—	46,000	—

Total expenses	195,909	149,172	342,794	291,991

Operating (loss) income	(4,490)	28,532	32,896	66,949

Income from unconsolidated joint ventures	2,521	16,535	2,459	18,472
Loss from unconsolidated real estate funds	(14)	(2,411)	(80)	(2,123)
Interest and other income, net	2,094	2,486	4,110	5,686
Interest and debt expense	(36,809)	(34,817)	(72,891)	(71,835)
Loss on early extinguishment of debt	—	(5,162)	—	(7,877)
Gain on sale of real estate	—	133,989	—	133,989
Unrealized gain on interest rate swaps	—	—	—	1,802

Net (loss) income before income taxes	(36,698)	139,152	(33,506)	145,063
Income tax benefit (expense)	120	(970)	(357)	(5,252)

Net (loss) income	(36,578)	138,182	(33,863)	139,811
Less net (income) loss attributable to noncontrolling interests in:
Consolidated joint ventures	(1,752)	(1,897)	(2,807)	(3,188)
Consolidated real estate fund	(152)	(20,169)	(582)	(20,081)
Operating Partnership	3,666	(13,100)	3,550	(13,154)

Net (loss) income attributable to common stockholders	$(34,816)	$103,016	$(33,702)	$103,388

Per share:
Basic	$(0.14)	$0.44	$(0.14)	$0.44

Diluted	$(0.14)	$0.44	$(0.14)	$0.44

Weighted average common shares outstanding:
Basic	240,336,485	234,990,468	240,324,183	232,968,602

Diluted	240,336,485	235,010,830	240,324,183	232,995,822

Paramount Group, Inc.

Reconciliation of Net (Loss) Income to FFO and Core FFO

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Reconciliation of Net (Loss) Income to FFO and Core FFO:
Net (loss) income	$(36,578)	$138,182	$(33,863)	$139,811
Real estate depreciation and amortization (including our share of unconsolidated joint ventures)	66,711	70,660	133,871	135,500
Real estate impairment loss	46,000	—	46,000	—
Gain on sale of depreciable real estate	—	(110,583)	—	(110,583)

FFO	76,133	98,259	146,008	164,728
Less FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(10,840)	(7,740)	(21,047)	(14,935)
Consolidated real estate fund	(152)	(20,276)	(582)	(20,416)

FFO attributable to Paramount Group Operating Partnership	65,141	70,243	124,379	129,377
Less FFO attributable to noncontrolling interests in Operating Partnership	(6,206)	(7,925)	(11,791)	(15,470)

FFO attributable to common stockholders	$58,935	$62,318	$112,588	$113,907

Per diluted share	$0.25	$0.27	$0.47	$0.49

FFO	$76,133	$98,259	$146,008	$164,728
Non-core items:
Our share of distributions from 712 Fifth Avenue in excess of earnings	(1,512)	(15,072)	(317)	(15,072)
Transaction related costs	293	502	413	777
Realized and unrealized loss on unconsolidated real estate funds	74	2,482	205	2,247
After-tax net gain on sale of residential condominium land parcel	—	(21,568)	—	(21,568)
Loss on early extinguishment of debt	—	5,162	—	7,877
Unrealized gain on interest rate swaps (including our share of unconsolidated joint ventures)	—	(364)	—	(2,750)

Core FFO	74,988	69,401	146,309	136,239
Less Core FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(10,840)	(7,740)	(21,047)	(15,401)
Consolidated real estate fund	(152)	12	(582)	(128)

Core FFO attributable to Paramount Group Operating Partnership	63,996	61,673	124,680	120,710
Less Core FFO attributable to noncontrolling interests in Operating Partnership	(6,097)	(7,108)	(11,818)	(14,640)

Core FFO attributable to common stockholders	$57,899	$54,565	$112,862	$106,070

Per diluted share	$0.24	$0.23	$0.47	$0.45

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	240,336,485	234,990,468	240,324,183	232,968,602
Effect of dilutive securities	17,229	20,362	20,525	27,220

Denominator for FFO and Core FFO per diluted share	240,353,714	235,010,830	240,344,708	232,995,822

Paramount Group, Inc.

Reconciliation of Net (Loss) Income to Same Store NOI and Same Store Cash NOI

(Unaudited and in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Reconciliation of Net (Loss) Income to Same Store NOI and Same Store Cash NOI:
Net (loss) income	$(36,578)	$138,182	$(33,863)	$139,811
Add (subtract) adjustments to arrive at NOI and Cash NOI:
Depreciation and amortization	64,775	68,636	129,931	131,628
General and administrative	17,195	16,573	29,826	30,154
Interest and debt expense	36,809	34,817	72,891	71,835
Loss on early extinguishment of debt	—	5,162	—	7,877
Transaction related costs	293	502	413	777
Income tax (benefit) expense	(120)	970	357	5,252
NOI from unconsolidated joint ventures	4,569	4,958	9,309	9,781
Income from unconsolidated joint ventures	(2,521)	(16,535)	(2,459)	(18,472)
Loss from unconsolidated real estate funds	14	2,411	80	2,123
Fee income	(5,409)	(4,448)	(8,874)	(14,004)
Interest and other income, net	(2,094)	(2,486)	(4,110)	(5,686)
Real estate impairment loss	46,000	—	46,000	—
Gain on sale of real estate	—	(133,989)	—	(133,989)
Unrealized gain on interest rate swaps	—	—	—	(1,802)

NOI	122,933	114,753	239,501	225,285
Less NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(16,674)	(12,200)	(32,688)	(24,229)
Consolidated real estate fund	(13)	(345)	13	(486)

PGRE’s share of NOI	106,246	102,208	206,826	200,570
Acquisitions	(2,361)	—	(4,667)	—
Dispositions	—	(2,332)	—	(8,632)
Lease termination income (including our share of unconsolidated joint ventures)	(54)	(1,041)	(244)	(1,107)
Other, net	174	(785)	174	(785)

PGRE’s share of Same Store NOI	$104,005	$98,050	$202,089	$190,046

NOI	$122,933	$114,753	$239,501	$225,285
Less:
Straight-line rent adjustments (including our share of unconsolidated joint ventures)	(16,853)	(12,208)	(30,050)	(32,719)
Amortization of above and below-market leases, net (including our share of unconsolidated joint ventures)	(4,141)	(7,818)	(8,398)	(10,699)

Cash NOI	101,939	94,727	201,053	181,867
Less Cash NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(13,438)	(8,946)	(26,631)	(16,828)
Consolidated real estate fund	(13)	(345)	13	(486)

PGRE’s share of Cash NOI	88,488	85,436	174,435	164,553
Acquisitions	(1,766)	—	(3,730)	—
Dispositions	—	(2,332)	—	(8,632)
Lease termination income (including our share of unconsolidated joint ventures)	(54)	(1,041)	(244)	(1,107)
Other, net	174	(87)	174	(87)

PGRE’s share of Same Store Cash NOI	$86,842	$81,976	$170,635	$154,727